Exhibit 10.5

SCHEDULE 2

PERCENTAGE TIERS USED TO DETERMINE
TARGET AWARDS FOR PARTICIPANTS

President/CEO	55%
Chief Operating Officer	40%
EVP - Commercial Loan	35%
EVP -Retail Banking, Business Banking & Home Equity Lending	35%
Chief Financial Officer	35%
Director of Human Resources	30%
General Counsel	30%
Director of Residential Lending and Compliance	30%
Chief Marketing Officer	30%
Chief Information Officer	25%